United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 10, 2025

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 10, 2025, Zhiliang (Ian) Zhou, chief financial officer (“CFO”) of Armlogi Holding Corp. (the “Company”), submitted a letter of resignation indicating his intention to resign as the Company’s CFO, effective January 13, 2025, which has been accepted by the board of directors of the Company (the “Board”). Mr. Zhou has advised the Company that his resignation was due to personal reasons and not a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company. Mr. Zhou has acknowledged that he has been paid all amounts due to him and he is not entitled to any payments or benefits of any kind from the Company, and he has irrevocably and unconditionally released the Company of and from all claims, demands, actions, and causes of actions.

On January 13, 2025, the nominating and corporate governance committee of the Board recommended, and the Board approved and appointed Mr. Sheng-Kai (Scott) Hsu to serve as the Company’s CFO. Mr. Hsu received his bachelor’s degree in Finance from Yuan-Ze University in January 2005 and a master’s degree in Finance from Johns Hopkins University in December 2014. Mr. Hsu has served as the accounting lead of the Company since July 2024, bringing financial management expertise from the manufacturing and wholesale sectors. From July 2023 to June 2024, Mr. Hsu served as a finance controller at PARPRO Technologies Inc., where he was responsible for managing finance teams across the U.S. and Mexico to ensure compliance with U.S. GAAP and international standards. From August 2019 to April 2022, Mr. Hsu served as the accounting lead at Absen Inc., where he played a key role in enhancing the company’s financial processes and systems. Mr. Hsu has been a Certified Public Accountant since 2023 and a Certified Management Accountant since 2020.

On January 13, 2025, the Company and Mr. Hsu entered into an Employment Agreement (the “Employment Agreement”), pursuant to which, Mr. Hsu will serve as the CFO responsible for overseeing monthly financial reporting, cash flow projections, and regulatory filings. As consideration for his services, Mr. Hsu is entitled to (i) a base salary of $190,000 per year and (ii) participate in the Company’s benefit plans, including health insurance plan, vacation days, and sick days. The Employment Agreement may be automatically terminated at the Company’s sole discretion, (i) upon 15 days’ prior written notice to Mr. Hsu, if the Company terminates Mr. Hsu’s employment thereunder without “cause,” and (ii) upon two days’ prior written notice to Mr. Hsu, if the Company terminates Mr. Hsu’s employment for “cause.” For purposes of the agreement, “cause” shall include (i) Mr. Hsu’s willful malfeasance, misfeasance, nonfeasance, or gross negligence in connection with the performance of his duties (excluding any exercise of business judgment in good faith), (ii) any willful misrepresentation or concealment of a material fact made by Mr. Hsu in connection with the Employment Agreement; or (iii) any willful breach of any material covenant made by Mr. Hsu under the Employment Agreement. The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. On January 13, 2025, the Company also entered into an indemnification agreement with Mr. Hsu. A copy of the indemnification agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference. There are no family relationships between Mr. Hsu and any director or executive officer of the Company. To the best knowledge of the Company, neither Mr. Hsu nor any of his immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated January 13, 2025 by and between Sheng-Kai (Scott) Hsu and the Company

10.2	Indemnification Agreement dated January 13, 2025 by and between Sheng-Kai (Scott) Hsu and the Company

99.1	Press Release, dated January 14, 2025

104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2025

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

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